Exhibit (a)(6)

SMITH BREEDEN TRUST

(the “Trust”)

Amendment No. 5

to

Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of Smith Breeden Trust, hereby amend the Agreement and Declaration of Trust by deleting therefrom the entire sentence included in (a) of Section 5.11, and substituting therefore the following:

“Without limiting the authority of the Trustees set forth in Section 5.1, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series, the “Smith Breeden U.S. Equity Market Plus Fund”, the “Smith Breeden Financial Services Fund”, the “Smith Breeden High Yield Bond Fund”, the “Smith Breeden Asian/Pacific Equity Market Fund”, and the “Smith Breeden European Equity Market Fund” shall be, and are hereby, established and designated.”

WITNESS our hands set hereto as of this fifth day of November, 1998.

s/ Douglas T. Breeden	November 5, 1998
Douglas T. Breeden

/s/ Michael J. Giarla	November 5, 1998
Michael J. Giarla

/s/ Stephen M. Schaefer	November 5, 1998
Stephen M. Schaefer

/s/ Myron S. Scholes	November 5, 1998
Myron S. Scholes

/s/ William F. Sharpe	November 5, 1998
William F. Sharpe